                                                                   EXHIBIT 10.31


                              SEPARATION AGREEMENT


         This SEPARATION AGREEMENT is dated as of November 6, 2001, and is entered into by and between Classic Communications, Inc., Classic Cable, Inc. (collectively, the "Company"), and Elizabeth Kay Monigold ("Employee").

         WHEREAS, Employee and the Company are parties to an employment agreement, dated July 28, 1999 (the "Employment Agreement"); and

         WHEREAS, effective November 6, 2001, pursuant to Section 8(b) of the Employment Agreement, the Company terminated Employee's employment without Good Cause; and

         WHEREAS, pursuant to Section 8(f) of the Employment Agreement, as a condition to receiving termination benefits, Employee is required to execute full release of claims; and

         WHEREAS, subject to the terms and conditions contained herein, Employee and the Company have mutually agreed to embody in this Agreement the terms and conditions applicable to Employee's termination of employment with the Company; and

         WHEREAS, except as expressly provided herein, this Agreement shall supersede all prior oral and written agreements, arrangements and understandings relating to the terms and conditions of Employee's termination of employment.

         NOW, THEREFORE, the parties hereby agree:

         Section 1. Termination Date. Employee's termination from the Company will be effective as of November 6, 2001 (the "Termination Date").

         Section 2. Termination Benefits. In accordance with Section 8(c) of the Employment Agreement, commencing on the Termination Date (or, if later, the 8th day following Employee's execution of this Agreement without prior revocation pursuant to Section 7 hereof), and ending on the first anniversary of the Termination Date, the Company shall continue to (a) pay Employee her base salary, as in effect on the Termination Date, payable in accordance with the Company's prevailing payroll practices, and (b) provide Employee matching 401(k) contributions consistent with past practice (to the extent permitted by law), health insurance coverage and other existing benefits, including earned vacation pay, as in effect on the Termination Date.

         Section 3. Full Settlement. Except for the benefits retained by Employee in Section 4 hereof, the amounts set forth above in Section 2 hereof shall constitute full settlement and satisfaction with respect to all obligations and liabilities of the Company, its partners, officers, directors, trustees, employees, representatives and/or agents to Employee, including, without limitation, all claims for wages, salary, accrued vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, severance pay, any and all other forms of compensation or benefits, or other costs or sums.

         Section 4. Benefit Plans. Except as otherwise specifically provided in this Agreement or by law or by any employee benefit plan, Employee's participation in all employee


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benefit plans and compensation plans and practices of the Company shall terminate on the Termination Date, and there shall be no other payments or benefits payable to Employee by the Company, including, but not limited to, any other salary, bonus, commissions, fees, benefits, or other payments of any nature whatsoever. Employee may elect health care continuation coverage for herself or her covered dependents under the Company's medical plans as required by COBRA.

         Section 5. Taxes. The payments due to Employee under this Agreement shall be subject to reduction to satisfy all applicable Federal, state and local withholding tax obligations.

         Section 6. Agreement and Waiver of Claims. In accordance with Section 8(f) of the Employment Agreement, and in consideration of the payments, benefits, and other consideration provided to Employee under this Agreement, Employee, for herself and her family, heirs, executors, administrators, legal representatives, and its respective successors and assigns, hereby releases and forever discharges the Company and all of its subsidiaries, affiliates, officers, directors, employees, agents, stockholders, representatives, and their successors and assigns (collectively, "Company Entities"), from all rights, claims or demands Employee may have, arising at any time on or before the date hereof, based on her employment with any Company Entity or the termination of that employment. This includes a release of any and all rights, claims or demands the Employee may have, whether known or unknown, under the Age Discrimination in Employment Act ("ADEA"), which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or under any other federal, state or local laws or regulations regarding employment discrimination or termination of employment. This also includes a release by Employee of any claims for wrongful discharge under any statute, rule, regulation or under the common law. However, Employee does not waive any rights or claims that may arise after the date this Agreement is executed, or any rights to enforce this Agreement. Employee hereby agrees never individually or with any person to file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Company, or any Company Entity, with respect to any of the matters released by Employee pursuant to this (a "Proceeding"); provided, however, Employee shall not have relinquished his right to commence a Proceeding to challenge whether Employee knowingly and voluntarily waived her rights under ADEA.

         Section 7. Waiting Period and Revocation Period. Employee hereby acknowledges that the Company has informed her that she has up to twenty-one
(21) days to sign this Agreement and she may knowingly and voluntarily waive that twenty-one (21) day period by signing this Agreement earlier. Employee also understands that she shall have seven (7) days following the date on which she signs this Agreement within which to revoke it by providing a written notice of her revocation to the Company.

         Section 8. Remedies. Employee hereby acknowledges and understands that if she revokes this Agreement within the seven (7) day revocation period provided under Section 7 above, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to Employee under this Agreement to which Employee would not be otherwise entitled, and/or terminate any payments to which the Employee would not be otherwise entitled that are subsequently due hereunder.


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         Section 9. Non-Admission. Employee expressly acknowledges that this
Agreement does not constitute an admission by the Company of any violation of any employment law, regulation, ordinance, or administrative procedure, or any other federal, state, or local law, common law, regulation or ordinance, liability for which is expressly denied.

         Section 10. Non-Disparagement. Employee agrees that, except as required by applicable law, or compelled by process of law, at any time following the date hereof, neither she, nor anyone acting on her behalf, shall hereafter make any derogatory, disparaging or critical statement about the Company or its subsidiaries or affiliates, or any of the Company's current officers, directors, employees, or shareholders or any persons who were officers, directors, employees, or shareholders of the Company.

         Section 11. Confidentiality of Agreement. Employee and the Company hereby agree to keep the terms of this Agreement confidential. The obligations of Employee and the Company under this Section 11 shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency, to either parties counsel, or to Employee's immediate family.

         Section 12. Restrictive Covenants. No restrictive covenants referred to in Section 11. of the Employment Agreement shall continue to survive other than that referenced in Section 11 of this Agreement.

         Section 13. Opportunity for Advice. By signing this Agreement, Employee acknowledges that with the advice of the Company, she has had a reasonable opportunity to consider advice from her legal counsel. Fully understanding these terms, Employee is entering into this Agreement knowingly and voluntarily.

         Section 14. Acceptance; Effective Date. To accept this Agreement, Employee shall execute and date this Agreement on the spaces provided and return a copy to the Company at any time during the twenty-one (21) day period commencing on the date hereof. This Agreement shall take effect on the eighth day following Employee's execution of this Agreement unless Employee's written revocation is delivered to the Company within seven (7) days after such execution.

         Section 15. Entire Agreement. This Agreement represents the entire agreement of the parties with respect to Employee's employment and termination thereof. Except as specifically provided herein, this Agreement shall supersede the Employment Agreement in all respects effective as of the Termination Date. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

         Section 16. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.


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         Section 17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                                /s/ Elizabeth Kay Monigold
                                            ------------------------------------
                                            Elizabeth Kay Monigold



                                            CLASSIC COMMUNICATIONS, INC.


                                            By:      /s/ Dale Bennett
                                               ---------------------------------
                                               Name:        Dale Bennett
                                                    ----------------------------
                                               Title:       President
                                                     ---------------------------



                                            CLASSIC CABLE, INC.


                                            By:      /s/ Dale Bennett
                                               ---------------------------------
                                               Name:    Dale Bennett
                                                    ----------------------------
                                               Title:   President
                                                     ---------------------------


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